EXHIBIT 99.2

          NTL, BACKED BY FRANCE TELECOM, TO ACQUIRE CONSUMER OPERATIONS
                     OF CABLE & WIRELESS COMMUNICATIONS PLC

          NTL TO BECOME THE UK'S NO 1 BROADBAND COMMUNICATIONS COMPANY
               FRANCE TELECOM TO BECOME NTL'S LARGEST SHAREHOLDER

NEW YORK,  NEW YORK (July 26, 1999) -NTL  Incorporated  ("NTL")  (Nasdaq:  NTLI;
Easdaq: NTLI.ED), with the support of France Telecom, has agreed today to acquire the consumer cable telephone, internet and television operations of Cable & Wireless Communications plc ("CWC ConsumerCo"). NTL proposes to acquire CWC ConsumerCo for 54.4 million new shares of NTL common stock and 2.85 billion pounds sterling in cash representing approximately 6.3 billion pounds sterling in total equity consideration. NTL will also assume approximately 1.9 billion pounds sterling of CWC's net debt, plus operational adjustments prior to closing. The bringing together of NTL and CWC ConsumerCo will create the largest cable telephone and TV company in the UK and Ireland with more than 2.8 million customers.

NTL and France Telecom also announced today that France Telecom has agreed to invest a total of $5.5 billion in NTL, which includes an initial investment of $1 billion previously announced on 15 July 1999. Under the terms of the France Telecom investment, France Telecom will invest $2.75 billion in NTL common equity issued at $92.50 per share and $2.75 billion of convertible preferred stock with 5% dividend and a conversion price of $125 per share. The France Telecom investment will finance the cash portion of the consideration for NTL's acquisition of CWC ConsumerCo and strengthen NTL's balance sheet.

Through this investment, France Telecom will become NTL's largest shareholder with up to 25% of the company's fully diluted share capital. France Telecom will thus participate in the consolidation of the UK cable industry and help create the country's largest broadband alternative local loop telecom company. France Telecom will support NTL in the development of innovative services combining telephony, digital television and the internet.

Michel Bon, Chairman and Chief Executive of France Telecom, said:

     "Our investment in NTL is consistent with France Telecom's international strategy, within which Europe is the main priority. It is a unique opportunity for France Telecom to participate in the development of innovative and convergent services combining telephony, digital TV and the internet with one of the largest alternative telecom companies in the UK. We have been particularly impressed with NTL's management and their ability to provide superior services to UK customers."

Barclay Knapp, President and CEO, NTL said:

     "The acquisition of CWC residential assets, and the strategic partnership forged with France Telecom, vaults NTL to centre stage in this new world of communications, where broadband fibre optic networks are making truly revolutionary new services possible. We not only increase our scope as a major force in media and telecommunications in the UK, but also gain the opportunity to


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     become a  web-centered  worldwide  showcase for innovative  telephone,  TV, internet and interactive services.

     "I am sure that our increased national coverage will make NTL more effective in competing against BSkyB and British Telecommunications and in developing new interactive TV and high speed internet services. NTL will aim to improve the operating efficiencies of CWC's consumer business (in terms of penetration and churn rate) and deliver superior value for our shareholders. We are very excited to be working with France Telecom and look forward to leveraging their expertise and experience. "

New NTL

The combined operations of NTL and CWC ConsumerCo will bring a new scale and focus to the development of cable networks in the UK. With this transaction:

     NTL will become the largest cable telephony and TV company in the UK

     NTL will have more than 2.8 million customers and 4.3 million revenue generating units

     NTL's cable networks will pass approximately 12 million franchise homes in the UK and Ireland

     NTL's networks will pass over one half of the UK's total cable homes including homes in Manchester, Leeds, Glasgow, Cardiff, Belfast, and most of metropolitan London.

NTL intends to achieve several operational and strategic benefits from the transaction. On a standalone basis, prior to giving effect to recent acquisitions, NTL has achieved industry leading customer penetration and retention levels with CATV penetration of approximately 44% compared with the UK industry average of approximately 24% and residential telephony penetration of approximately 43% compared with the UK industry average of approximately 29%. Similarly, it had CATV churn of approximately 12% compared with the UK industry average of approximately 27% and residential telephony churn of approximately 12% compared with the UK industry average of approximately 22%.

NTL believes this success has been largely due to its focus on customer service and the development of product offerings that emphasise choice, value and simplicity. NTL plans to apply its marketing and customer service skills to enhance the operating performance of the combined entity. NTL also expects to achieve significant operating synergies from the combined operations including economies of scale in content and equipment purchasing, reduced telephony interconnect and call termination costs and improved operating leverage. As previously indicated, NTL is also considering applying for a UMTS licence.

The combined NTL and CWC ConsumerCo will have the following operational statistics:


                                     NTL INCLUDING
(AS OF 31 MARCH 99,        NTL           RECENT             CWC
   IN THOUSANDS)         ONLY (1)    ACQUISITIONS (2)    CONSUMERCO     NEW NTL
                        --------------------------------------------------------
Homes in Franchise        2,090           6,035            5,977         12,012
Homes Passed              1,288           4,177            4,286          8,463
Homes Mktd (CATV)         1,098           3,731            3,982          7,713
Homes Mktd (Tel)          1,098           3,002            3,982          6,984

Total Customers             497           1,655            1,197          2,852
Dual Customers              456             812              660          1,472
CATV-Only Customers          24             546              183            729
ResTel-Only Customers        16             298              354            652
RGUs (3)                    954           2,447            1,857          4,324

Customer Penetration         45%             44%              30%            37%
RGU Penetration              87%             66%              47%            56%
CATV Penetration             44%             36%              21%            29%
ResTel Penetration           43%             37%              26%            30%
                        --------------------------------------------------------

1    NTL excluding acquisitions since January 1998.
2 Includes Comcast UK, ComTel, Diamond Cable, Cablelink and BT Cable. Excludes 1G and 50% of Cable London.
3 An RGU ("Revenue Generating Unit") is one cable television account or one telephone account. A dual customer represents 2 RGUs.

For further information, please contact:

FOR NTL                                   FOR FRANCE TELECOM
IN THE US
John Gregg - 212 906 8440                 Nilou Du Castel - 0033 1 4444 9393
Bret Richter - 212 906 8440               e-mail nilou.ducastel@francetelecom.fr
Michael Peterson  732 729 6200
Kathy Makrakis -  212 906 8457

IN THE UK
John Gregg - 0171 909 2000
Richard J. Lubasch - 0171 909 2000
Aizad Hussain - 0171 909 2000
Allison Smith - 01252 402662 / 07788 186154
Edward Bickham - 0171 413 3050 / 0467 310134
Dominic Shales - 0171 413 3142 / 0976 248321

NTL is one of the largest telecommunications providers in the United Kingdom and Ireland (based on numbers of customers). The company currently offers local business and residential telephony, cable television and internet services over cable networks to 25% of cable households in Great Britain and also has cable franchises in Northern Ireland and the Republic of Ireland. Through its national telecoms services division, the company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier telecommunications services, and satellite and radio communications services.

France Telecom is one of the world's leading telecommunications carriers, with 1998 consolidated operating revenues of 24.6 billion euros and operations in more than 50 countries. France Telecom provides businesses, consumers and other carriers with a complete portfolio of solutions that spans local, long-distance and international telephony, data, wireless, multimedia, Internet, cable TV, broadcast and value-added services. France Telecom held an initial public offering in October 1997 and is listed on the stock exchange in Paris and New York (NYSE: FTE).

CWC ConsumerCo is a leading provider of cable telephony services in the United Kingdom. It is comprised of the residential cable, residential telephony, residential Internet, business cable and digital television development and services businesses of Cable & Wireless Communications plc. CWC ConsumerCo is licensed to provide cable television services in 47 franchise areas, covering approximately 6 million equity homes and approximately 420,000 businesses in the UK. As at 31 March 1999, CWC ConsumerCo had approximately 1.2 million customers directly connected for telecommunication services or cable television services. CWC ConsumerCo also provides cable and telephony services to approximately 29,000 small and medium customers directly connected to its cable network. It also provides residential Internet services.


France Telecom's initial investment in NTL is subject to Hart-Scott-Rodino Antitrust Improvements Act 1976 approval and other normal closing conditions. The closing of France Telecom's investment announced today is also subject to the completion of NTL's acquisition of CWC ConsumerCo on the terms announced today, as well as the approval of Bell Atlantic's Board of Directors, which is expected on 27 July 1999, and other conditions. The transaction is expected to close in the first half of 2000.


This announcement has been approved solely for the purposes of section 57 of the Financial Services Act 1986 by Morgan Stanley & Co. Limited and Salomon Brothers International Limited.

Morgan Stanley & Co. Limited ("Morgan Stanley Dean Witter"), which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting as financial adviser to NTL in relation to the Transaction and to no one else and will not regard any other person as its customer or be responsible to any other than NTL for providing the protections afforded to customers of Morgan Stanley Dean Witter or for providing advice in relation to the Transaction.

Salomon Brothers International Limited, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting as financial adviser to France Telecom S.A. in relation to the Transaction and to no one else and will not regard any other person as its customer or be responsible to any other than France Telecom S.A. for providing the protections afforded to customers of Salomon Brothers International Limited or for providing advice in relation to the Transaction.